Exhibit 99.1

        Davel Communications, Inc. Reports Second Quarter 2003
                Financial Results and Default on Debt

    CLEVELAND--(BUSINESS WIRE)--Aug. 15, 2003--Davel Communications, Inc. (OTCBB:DAVL) ("Davel" or the "Company") today announced financial results for the three-month and six-month periods ended June 30, 2003 and the default on the Company's $125.1 million secured debt, as described below. The financial results in 2003 include the results of PhoneTel Technologies, Inc. ("PhoneTel"), which have been reflected in the Company's operations since July 24, 2002, the date on which the Company acquired PhoneTel.
    Total revenues for the second quarter were $19.7 million (including revenue for PhoneTel) compared to $17.4 million last year. Total revenues increased by $2.3 million, or 13%, compared to the second quarter of 2002. This increase reflects a 26% increase in the average number of payphones in service as a result of the PhoneTel acquisition, offset by the continuing impact of wireless communications on payphone usage and revenues per phone. The decline in revenues per phone has contributed to the continued strategic removal of low revenue phones. A significant reduction in the number of payphones is expected in the third quarter of 2003 in an effort to improve profit margins on the Company's payphones.
    Operating expenses for the second quarter increased by $5.5 million, or 29%, over last year primarily due to the additional payphones and related expenses resulting from the PhoneTel merger. In the second quarter of 2003, the Company completed an evaluation of its payphone assets and goodwill and recognized impairment losses of $27.1 million to write-down the carrying values of such assets to their fair values. The Company's operating loss increased from $1.8 million in the second quarter of 2002 to $32.1 million in 2003 primarily as a result of these asset impairment charges and the increase in operating expenses.
    The net loss for the second quarter was $33.7 million, or $0.05 per common share, compared to a net loss of $6.5 million, or $0.58 per common share, in 2002. This increase was due to the increase in the Company's operating loss described above offset in part by a $3.1 million reduction in interest expense. This decrease in interest expense related to the Company's debt-for-equity exchange immediately prior to the PhoneTel merger in which the Company exchanged approximately $219 million of indebtedness for approximately 380.6 million shares of common stock. Following the debt-for-equity exchange and the PhoneTel merger, the Company had approximately 615.0 million shares of common stock outstanding.
    Total revenues for the six months ended June 30, 2003 were $42.6 million compared to $34.7 million in the prior year. This increase includes a $3.9 million adjustment to dial-around revenue in the first quarter of 2003 relating to the sale of a portion of the Company's bankruptcy claim due from WorldCom for $4.9 million. Without this sale, total revenues increased by $4.0 million, or 12%, compared to the first half of last year. Operating expenses increased by $11.1 million over last year primarily due to the PhoneTel merger. Operating expenses in both year-to-date periods reflect net reductions in telephone charges of $0.8 million in 2003 and $3.3 million in 2002, primarily due to regulatory refunds received from local exchange carriers under the FCC's "New Services Test". The Company's operating loss increased from $5.1 million in the first six months of 2002 to $35.3 million in 2003 primarily as a result of the second quarter 2003 asset impairment charges. Interest expense decreased by $6.0 million in 2003 due to the debt-for-equity exchange in 2002. The net loss for the first half of 2003 was $38.5 million, or $0.06 per common share, compared to a net loss of $14.3 million, or $1.28 per common share, in 2002.
    The Company was not in compliance with certain financial covenants under its secured credit agreement, which has an aggregate outstanding balance of $125.1 million as of June 30, 2003. In addition, the Company did not make certain payments totaling approximately $2.0 million due on July 1 and August 1, 2003 and is in default on this debt. The Company is evaluating certain strategic alternatives available to it and is discussing the potential deferral of required debt payments and waivers of the financial covenant defaults with its lenders. There can be no assurance that the Company's lenders, who own more than 90% of the Company's Common Stock, will not declare this debt to be immediately due and payable, or take such other action, including instituting insolvency proceedings, to exercise their rights under the secured credit facility. Under such circumstances, the Company may not be able to continue as a going concern. This debt has been classified as a current liability in the Company's June 30, 2003 consolidated balance sheet.
    Founded in 1979, Davel is the largest independent provider of pay telephones and related services in the United States with operations in 48 states and the District of Columbia. Davel serves a wide array of customers operating principally in the shopping center, hospitality, health care, convenience store, university, service station, retail and restaurant industries.

    Forward-Looking Statements

    Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the quarter ended June 30, 2003 for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.




                      Davel Comminications, Inc.
            Condensed Consolidated Statements of Operations
         (In thousands except for share and per share amounts)
----------------------------------------------------------------------

                       (Unaudited)                 (Unaudited)
                Three Months Ended June 30   Six Months Ended June 30
                --------------------------- --------------------------
                     2003          2002          2003          2002
                 ------------  -----------   ------------  -----------

Revenues:
 Coin calls     $     13,520  $    13,107   $     26,699  $    25,329
 Non-coin calls        6,202        4,293         12,013        9,333
 Dial-around
  compensation
  adjustment               -            -          3,928            -
                 ------------  -----------   ------------  -----------
                      19,722       17,400         42,640       34,662

Operating expenses:
 Operating
  expenses            24,700       19,214         50,820       39,768
 Asset
  impairment
  charges             27,141            -         27,141            -
                 ------------  -----------   ------------  -----------
                      51,841       19,214         77,961       39,768
                 ------------  -----------   ------------  -----------
Loss from
 operations          (32,119)      (1,814)       (35,321)      (5,106)

Interest
 expense, net         (1,663)      (4,713)        (3,249)      (9,266)
Other income              66           43            112           47
                 ------------  -----------   ------------  -----------

Net loss        $    (33,716) $    (6,484)  $    (38,458) $   (14,325)
                 ============  ===========   ============  ===========

Net loss per
 common share,
 basic and
 diluted              ($0.05)      ($0.58)        ($0.06)      ($1.28)
                 ============  ===========   ============  ===========

Weighted average
 number of
 shares, basic
 and diluted     615,018,963   11,169,440    615,018,963   11,169,440
                 ============  ===========   ============  ===========


Condensed Consolidated Balance Sheets
(In thousands)
---------------------------------------------------------------------
                                    (Unaudited)
                               June 30      December 31
                                 2003          2002
                              -----------   ------------
Current assets               $    20,495   $     26,947
Property and
 equipment, net                   30,030         41,855
Intangible
 assets, net                       8,594         18,043
Goodwill                               -         17,455
Other assets                       2,456          2,316
                              -----------   ------------

  Total assets               $    61,575   $    106,616
                              ===========   ============

Current
 liabilities                 $   156,333   $     44,697
Long-term debt                        10        118,229
Shareholders'
 equity
 (deficit)                       (94,768)       (56,310)
                              -----------   ------------

  Total
   liabilities
   and
   shareholders'
   equity
   (deficit)                 $    61,575   $    106,616
                              ===========   ============

    CONTACT: Davel Communications, Inc.
             John D. Chichester or Donald L. Paliwoda, 216-241-2555